Exhibit 21.1

List of Subsidiaries

SureWest Telephone

SureWest Broadband

SureWest Directories

SureWest Long Distance

SureWest Wireless

SureWest Internet

SureWest Custom Data Services

SureWest TeleVideo

SureWest TeleVideo of Roseville